FOR IMMEDIATE RELEASE
October 21, 2013
WashingtonFirst Bankshares Inc. Declares Cash Dividend
RESTON, VA - October 21, 2013 - WashingtonFirst Bankshares, Inc. (NASDAQ: WFBI) today announced that its Board of Directors declared a cash dividend of four (4) cents ($0.04) per share payable on January 2, 2014, to stockholders of record as of December 13, 2013. The dividend payout of approximately $300,000, on 7.6 million shares of voting and non-voting common stock, represents what the Company expects to be the first of regular quarterly cash dividends. Although the Company expects to declare and pay quarterly cash dividends in the future, any such dividend would be at the discretion of the Board of Directors of the Company and would be subject to various federal and state regulatory limitations.
“As we approach our tenth anniversary, we are pleased to be able to recognize and reward the patience and support of our stockholders as we have built a sound infrastructure, expanded our branch network, and grown our balance sheet to more than $1 billion,” said Shaza Andersen, Chief Executive Officer of WashingtonFirst. The Bank recently reported third quarter net income of $2.1 million or $0.27 per common share. WashingtonFirst common stock is traded on the NASDAQ Stock Market under the quotation symbol “WFBI” and is included in the ABA NASDAQ Community Bank Index.
About The Company

WashingtonFirst Bankshares, Inc. is headquartered in Reston, Virginia and is the holding company for WashingtonFirst Bank, which commenced operations in 2004. WashingtonFirst Bank, which focuses on providing quality, tailored services to its customers, conducts a full service commercial banking operation through 15 offices, with nine located in Northern Virginia, three in Maryland and three in the District of Columbia. For more information about WFBI, please visit: www.wfbi.com.
Cautionary Statements About Forward-Looking Information

Statements in this news release regarding future events, performance or results are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements of the goals, intentions, and expectations of the Company as to future trends, plans, events, results of operation and general economic condition. In some cases, forward-looking statements can be identified by use of words such as “may,” “will,” “anticipates,” “believes,” “expects,” “plans,” “estimates,” “potential,” “continue,” “should,” and similar words or phrases. Readers are cautioned against placing undue reliance on these statements. Actual events or results could be materially different from those expressed or implied by the forward-looking statements. The ability of the Company to declare and pay future dividends depends on a number of factors, including but not limited to: Board of Directors’ and regulatory approval, regulatory capital requirements, future earnings and cash flow of the Company, regulatory changes and general economic conditions, our ability to successfully manage and integrate any assets, liabilities, customers, systems, and management personnel we have acquired or may in the future acquire into our operations and our ability to realize related revenue synergies and cost savings within expected time frames and any goodwill charges related thereto. Additional factors that could cause actual events or results to differ materially are disclosed in the Company's recent filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K, Quarterly Report on Form 10-Q, and Current Reports on Form 8-K. Forward-looking statements are accurate only as of the date released, and we do not undertake any responsibility to update or revise any forward-looking statements to reflect subsequent events or circumstances.
For additional information or questions, please contact:

WashingtonFirst Bankshares Inc.
Matthew R. Johnson, 703-840-2422
Executive Vice President & Chief Financial Officer
MJohnson@wfbi.com
www.wfbi.com